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                                                              PRESS RELEASE

KROLL-O'GARA
THE RISK MITIGATION COMPANY

9113 Le Saint Drive
Fairfield, Ohio 45014
(513)874-2112
fax (513)874-1262



                        THE KROLL-O'GARA COMPANY ACQUIRES
                           THE BUCHLER PHILLIPS GROUP


FAIRFIELD, Ohio, June 3, 1999 -- The Kroll-O'Gara Company (NASDAQ: KROG) today announced that it has acquired The Buchler Phillips Group of England. Buchler Phillips provides financial recovery, restructuring, insolvency and turnaround services throughout the United Kingdom and Europe through its offices in London, Manchester, Birmingham, Glasgow and its affiliate office in Dublin. Buchler Phillips will join the Financial Services Division of Kroll-O'Gara's Investigations and Intelligence Group.

Kroll-O'Gara will pay approximately $12.0 million in cash and 366,000 shares of Kroll-O'Gara common stock for Buchler Phillips. Other terms were not announced. For the year ended March 31, 1999, Buchler Phillips reported unaudited total revenue of approximately $17.9 million.

Commenting on the transaction, Michael Cherkasky, the President of the Investigations and Intelligence Group stated: "Buchler Phillips provides an excellent product, service and geographic extension of our Financial Services Division. We are most pleased to welcome all of the Buchler Phillips employees to the Kroll-O'Gara family."

David Buchler, the Senior Partner of Buchler Phillips stated: "By working together with Kroll-O'Gara and Lindquist Avey, we will now have the ability to further develop our international insolvency and turnaround business."

Lindquist Avey, a subsidiary of Kroll-O'Gara, provides forensic accounting services in Canada and the United States. Since 1997, Lindquist Avey has had a joint venture with Buchler Phillips, which provides these services in the United Kingdom.

The Kroll-O'Gara Company is a leading global provider of a broad range of specialized products and services designed to supply solutions to a variety of security needs. Kroll-O'Gara provides governments, businesses and individuals with information, analysis, training, advice and products to mitigate the growing risks associated with fraud, electronic threats, physical threats and uninformed decisions based upon incomplete or inaccurate information. The Company is organized into three primary business groups: Investigations & Intelligence Group; Security Products & Services Group; and Information Security Group.


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The Investigations & Intelligence Group provides financial services, including forensic accounting, business valuation, insolvency, turnaround, asset tracing and pre-acquisition due diligence. It provides business investigations and intelligence, including litigation support, monitoring and intellectual property infringement investigations. Its corporate services include pre-employment background checking, drug testing, surveillance and vendor integrity programs. This Group also provides clients with corporate security, including security architecture and planning, as well as computer forensics.

The Security Products & Services Group provides commercial and military armored vehicles, other armoring systems, advanced security and driver training, crisis management and engineering services.

The Information Security Group provides network and system security services, all aspects of data security, including product evaluation assessment, security policy development, security architecture and design as well as security training.

Based in New York City and Fairfield, Ohio, Kroll-O'Gara employs more than 2,600 people in 60 offices and plants around the world.

CONTACT: Bill T. O'Gara, President and COO of The Kroll-O'Gara Company
(513)874-2112.



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